Exhibit 10.1

DEL MONTE CORPORATION

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(Second Restatement)

Effective January 1, 2005

DEL MONTE CORPORATION
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
TABLE OF CONTENTS

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DEL MONTE CORPORATION

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

     DEL MONTE CORPORATION, a Delaware corporation, adopted the “Supplemental Executive Retirement Plan for Former Employees of the Heinz Group” (the “Heinz Plan”), effective as of December 20, 2002, in order to compensate eligible employees for retirement benefits which cannot be paid under the Corporation’s qualified plans because of statutory limitations and to aid in the retention of such employees and to comply with the terms of the Agreement and Plan of Merger dated as of June 12, 2002, among H. J. Heinz Company, Del Monte Foods Company, SKF Foods Inc. and the Corporation. Effective as of January 1, 2005, Del Monte Corporation has amended and restated the Heinz Plan, re-named the Heinz Plan as the “Del Monte Corporation Supplemental Executive Retirement Plan” (the “Plan”), expanded the eligible employees and adjusted for offsets for other benefits paid.

     The Plan is intended to be “unfunded” and maintained “primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” for purposes of ERISA. Accordingly, the Plan is not intended to be covered by Parts 2 through 4 of Subtitle B of Title I of ERISA. The existence of any trust fund as may be established from time to time is not intended to change this characterization of the Plan.

ARTICLE 1
Definitions

     Unless otherwise required by the context, capitalized terms used herein shall have the meanings set forth in this Article 1. Any capitalized term not specifically defined herein shall have the meaning set forth in the PRA.

     Section 1.1. Actively Employed. shall mean an Employee on the Corporation’s active payroll, including Employees on approved leaves of absence.

     Section 1.2. Actuarial Equivalent Value. shall mean the lump sum value of any annuity benefit or the amount of an account balance of any account balanced based plan. The lump sum value for a benefit under Plan A, the PRA, the Additional Benefits Plan or the Supplemental Benefit Plan is determined using the applicable plan’s factors to determine a lump sum, and with respect to any other annuity benefit for any other plan, using the factors to determine a lump sum under the PRA.

     Section 1.3. Additional Benefits Plan. shall mean the Del Monte Corporation Additional Benefits Plan, as amended from time to time, or any successor plan thereto with respect to any benefit under that plan based on a defined benefit plan formula.

     Section 1.4. Affiliate. Affiliate shall mean as of any date, (i) the Corporation, and (ii) any company, person or organization which, on such date, (A) is a member of the same controlled group of corporations [within the meaning of Code §414(b)] as is the Corporation; (B) is a trade or business (whether or not incorporated) which controls, is controlled by or is under common control with [within the meaning of Code §414(c)] the Corporation; (C) is a member of an affiliated service group [as defined in Code §414(m)] which includes the Corporation; or (D) is required to be aggregated with the Corporation pursuant to regulations promulgated under Code §414 (0).

     Section 1.5. Beneficiary. shall mean the person or persons designated by the Participant to receive any death benefit paid under Section 3.1(c) of the Plan as set forth on a form filed with the Plan Administrator or, in the absence of such form, the Participant’s Beneficiary designated under the PRA or, in the absence of a PRA Beneficiary, the Beneficiary designated under the Participant’s Del Monte life insurance beneficiary form or, in the absence of a life insurance Beneficiary, pursuant to the descent and distribution laws of the Participant’s state of residence.

     Section 1.6. Board. shall mean the Board of Directors of the Corporation or its duly appointed delegate or delegates.

     Section 1.7. Cause. shall mean

(a) (i) the same definition for “Cause” set forth in any employment agreement between the Participant and the Corporation in effect when the event(s) occur, or, in the absence of such an employment agreement; (ii) any act of theft, misappropriation, embezzlement, intentional fraud or similar conduct by the Participant involving the Corporation or any Affiliate; (iii) the conviction or the plea of nolo contendere or the equivalent in respect of a felony involving an act of dishonesty, moral turpitude, deceit or fraud by the Participant; (iv) any damage of a material nature to the business or property of the Corporation or any Affiliate caused by the Participant’s willful or grossly negligent conduct; or (v) the Participant’s failure to act in accordance with any specific lawful instructions given to Participant in connection with the performance of his duties for the Corporation or any Affiliate.

(b) Participant shall be deemed to have been terminated for Cause (i) on the date and as determined by the Board, if Participant is employed by the Corporation pursuant to a written employment agreement, or (ii) on the date and as determined by the Plan Administrator for all other Participants. The designation of termination for Cause by the Plan Administrator under this Plan shall not be used for any other purpose and shall not be used against either the Corporation or any Participant.

     Section 1.8. Change of Control. shall mean a “Change of Control” as defined in the Del Monte Foods Company 2002 Stock Incentive Plan.

     Section 1.9. Claimant. shall have the definition set forth in Article 7.

     Section 1.10. Code. shall mean the Internal Revenue Code of 1986 and the regulations promulgated thereunder, as amended from time to time.

     Section 1.11. Committee. shall mean the Corporation’s “Del Monte Corporation Employee Benefits Committee.”

     Section 1.12. Compensation. shall mean:

(a) “Compensation” as defined in the PRA and adjusted as described in subsections (b), (c) and (d) below or, as applicable, the compensation as set forth in the Heinz Participant Preservation Arrangement for the applicable Participant.

(b) Compensation shall include any amounts excluded under the PRA by reason of Code sections 401(a)(17) and 415.

(c) Unless already included, Compensation shall include the amount of any annual incentive award or bonus awarded to a Participant and included in the year of payment of such award or bonus, notwithstanding any deferral of such amount by the Participant.

(d) Compensation shall not include any amount of compensation, paid or deferred, attributable to fringe benefits (including, without limitation, car allowances and the value of any insurance benefit), perquisites, sign-on bonuses, or other special type of bonus.

     Section 1.13. Corporation. shall mean Del Monte Corporation, a Delaware corporation, or any successor thereto.

     Section 1.14. Del Monte Foods Company. shall mean Del Monte Foods Company, a Delaware corporation.

     Section 1.15. Effective Date. shall mean the effective date of this amendment and restatement, January 1, 2005.

     Section 1.16. Employer. shall mean the Corporation and any Affiliate of the Corporation.

     Section 1.17. Excess Plan. shall mean the Corporation’s “Del Monte Corporation Employees Retirement and Savings Excess Plan,” as amended from time to time, or any successor thereto.

     Section 1.18. Final Average Compensation. shall mean the average annual Compensation of a Participant during the five (5) highest compensated years of the Participant’s last ten (10) years of Service, or of the Participant’s entire Service, if Service is less than five (5) years. If a Participant has five (5) or more, but fewer than ten (10) years of Service, the five (5) highest compensated years of the Participant’s entire period of Service shall be used. To the extent needed to determine the five (5) highest compensated years of Service, Compensation determined in the Heinz Participant Preservation Arrangement may be used. Annual Compensation shall be determined on the basis of a calendar year.

     Section 1.19. Gross Benefit. shall have the definition set forth in Article 3, Section 3.1.

     Section 1.20. Heinz Participant Preservation Arrangement. shall mean the data maintained by the Plan Administrator with respect to eligible employees who were participants in the Plan immediately prior to the Effective Date and their compensation with respect to this Plan for periods prior to the Effective Date.

     Section 1.21. Net Benefit. shall have the definition set forth in Article 3, Section 3.1.

     Section 1.22. Participant. shall have the definition set forth in Article 2.

     Section 1.23. Plan. shall mean the “Del Monte Corporation Supplemental Executive Retirement Plan”, formerly known as the “Del Monte Corporation Supplemental Executive Retirement Plan for Former Employees of the Heinz Group”, as set forth herein and as amended from time to time.

     Section 1.24. Plan A. shall mean the “Employees’ Retirement System of H. J. Heinz Company (“Plan A”) for Salaried Employees,” as in effect immediately prior to December 20, 2002, as sponsored by H. J. Heinz Company.

     Section 1.25. Plan Administrator. shall have the definition set forth in Article 4.

     Section 1.26. Plan Year. shall mean a calendar year.

     Section 1.27. PRA. shall mean the “Del Monte Corporation Retirement Plan for Salaried Employees,” as in effect from time to time.

     Section 1.28. Retirement Contribution Account. shall mean the separate Retirement Contribution Account maintained under the Del Monte Savings Plan as of December 31, 2004 with respect to profit sharing contributions and which includes the Retirement Savings Account for any Participant which was transferred from the “H. J. Heinz Company Employees Retirement and Savings Plan” to the Del Monte Savings Plan on or about February 2004.

     Section 1.29. Service. shall mean the Period of Service under the PRA for vesting purposes and the years of service identified for any Participant listed in the Heinz Participant Preservation Arrangement, but only to the extent not included in the Period of Service under the PRA.

     Section 1.30. Supplemental Benefits Plan. shall mean the Del Monte Corporation Supplemental Benefits Plan, as amended from time to time, or any successor plan thereto with respect to any benefit under that plan based on a defined benefit plan formula.

ARTICLE 2
Participation and Eligibility for Benefits

     Section 2.1. Participation. Participants in this Plan are those individuals Actively Employed by the Corporation at Grade level 40 and above, as well as those Employees participating in this Plan immediately prior to the Effective Date, as identified in the Heinz Participant Preservation Arrangement.

     Section 2.2. Eligibility for Benefits

(a) A Participant who ceases to be employed by the Employer on or after (i) his or her 55th birthday, and (ii) after five (5) years of Service, and (iii) after December 20, 2007 shall be entitled to the benefits under the Plan described in Article 3; provided that, Participants in the Heinz Participant Preservation Arrangement shall not be subject to the eligibility requirement set forth in Article 2, Section 2.2(a)(iii); provided further that if a Participant’s employment is terminated by the Corporation within two (2) years after a Change of Control, the Participant, shall not be subject to the eligibility requirement set forth in Article 2, Section 2.2(a)(iii).

(b) Notwithstanding the foregoing, if a Participant’s employment terminates for Cause, the Participant shall forfeit any benefit under this Plan.

     Section 2.3. DeathIf a Participant dies while Actively Employed by the Employer (or after termination of employment and before payment has been made pursuant to Section 3.2) and after meeting the age and service requirements for a retirement benefit under Section 2.2, a benefit shall be payable to the Participant’s surviving Beneficiary as provided in Section 3.1(c).

ARTICLE 3
Benefits

     Section 3.1. Amount of Benefits The amount of benefits payable under the Plan to a Participant who is eligible under Section 2.2 shall be as follows:

(a) A lump sum amount equal to Final Average Compensation times the multiple based on the Participant’s Service at termination of employment to the nearest whole year determined according to the table set forth in Schedule A (the “Gross Benefit”), offset by the amounts determined under section (b) below to produce the benefit payable (the “Net Benefit”).

(b) The Gross Benefit amount of a Participant shall be reduced by the Actuarial Equivalent Value of:

(i)	the amount payable to the Participant under the Supplemental Benefit Plan and the Additional Benefits Plan as of the date of termination of employment, if any;

(ii)	the amount payable to the Participant under the Excess Plan as of the date of termination of employment, if any;

(iii)	the amount payable to the Participant under Plan A as of the date of termination of employment, if any;

(iv)	the Participant’s Retirement Contribution Account, increased for any withdrawals, distributions, or outstanding loan balances made from or on account of such account prior to December 31, 2004, and then increased by interest credits determined in the same manner and amount as credited under PRA from January 1, 2005 until the date of termination of employment, if any;

(v)	the Participant’s Credit Balance in the PRA as of the date of termination of employment, if any; or, if a greater Actuarial Equivalent Value, the Participant’s PRA Preserved Benefit as of the date of termination of employment, if any;

(vi)	the amount of any benefit paid or payable to the Participant as an annuity or from any lump sum payment made or to be made in lieu of an annuity from any retirement plan (whether or not qualified under Code Section 401) of the Employer, domestic or foreign, as the Plan Administrator may determine to be appropriate from time to time, as of the date of termination of employment, if any.

(c) If a Participant dies while Actively Employed (or after termination of employment and before payment has been made pursuant to Section 3.2) and the Participant would have been entitled to a Net Benefit described in subsection (a) above if the Participant had terminated employment as of the date of death, the deceased Participant’s surviving Beneficiary shall receive a lump sum payment equal to 85% of the Participant’s Net Benefit determined under subsections (a) and (b) above.

     Section 3.2. Payment of Benefits The Plan benefit payable to a Participant, or designated Beneficiary, shall be paid in a cash lump sum as soon as practicable after the Participant’s termination of employment, or date of death, if applicable.

     Section 3.3. Benefits in Cases of Reemployment The Plan benefit payable upon termination of employment to a Participant who was reemployed after having received a lump sum payment under the Plan upon a previous termination of employment shall be the amount otherwise determined under Section 3.1 reduced by the amount of the previous payment increased by interest credits determined in the same manner and amount as credited under PRA from the date of the prior payment through the subsequent termination of employment, but not reduced to less than zero.

ARTICLE 4
Administration and Authority

     Section 4.1. Plan Administrator. The general administration and responsibility for carrying out the provisions of the Plan shall be placed with the Plan Administrator. The Plan Administrator shall be the Committee or its designee. Persons participating in Plan administration may be eligible to participate in the Plan. The Plan Administrator shall have complete control of the administration of the Plan with all powers to enable it to carry out its duties in that respect, subject at all times to the limitations and conditions specified in or imposed by the Plan. The Plan Administrator is a named fiduciary of the Plan.

     Section 4.2. Powers. In addition to any implied powers needed to carry out the provisions of the Plan, the Plan Administrator shall have the following specific powers:

(a) To make and enforce such rules and regulations and procedures as it shall deem necessary or proper for the efficient administration of the Plan and to design written forms or other documents to implement such rules, regulations and procedures;

(b) To interpret the Plan and to decide any and all matters arising hereunder, including the right to remedy possible ambiguities, inconsistencies or omissions;

(c) To determine the amount of benefits that shall be payable in accordance with the provisions of the Plan;

(d) To arrange for withholding and remittance of such withholding taxes as are required under the Code;

(e) To authorize any agent to execute or deliver any instrument or make any payment on its behalf; to retain counsel, employ agents and provide for such clerical, accounting and consulting services as it may require in carrying out the provisions of the Plan; and to allocate among or delegate to other persons all or such portion of its duties hereunder as the Plan Administrator in its sole discretion shall decide;

(f) To determine benefit eligibility under the Plan, to interpret Plan provisions and to take any action necessary to execute the provisions of the Plan, and all such authority shall be exercised in a manner consistent with the provisions of the Plan.

     All interpretations, determinations and decisions of the Plan Administrator in respect of any matter hereunder shall be final, conclusive and binding upon all persons claiming an interest under the Plan, subject to the appeals process pursuant to Section 7.2, and further subject to any powers or authority reserved to the Committee hereunder. Benefits under this Plan will be paid only if the Plan Administrator decides in its sole discretion that the Claimant is entitled to them.

     Section 4.3. Expenses The Corporation shall pay all expenses of administering the Plan.

ARTICLE 5
Amendment and Termination

     Section 5.1. Right to Amend or Terminate The Board reserves the right to terminate, modify, alter or amend this Plan from time to time to any extent that it may deem advisable.

ARTICLE 6
Miscellaneous

     Section 6.1. Headings The headings are for reference only. In the event of a conflict between a heading and the content of a Section, the content of the Section shall control.

     Section 6.2. Unfunded Plan. The Plan at all times shall be entirely unfunded and no provision shall at any time be made with respect to segregating any assets of the Employer for payment of any benefits hereunder. The right of a Participant or a Beneficiary to receive a benefit hereunder shall be an unsecured claim against the general assets of the Employer, and neither the Participant nor a Beneficiary shall have any rights in or against any specific assets of the Employer. The Plan is intended to be unfunded for tax purposes and for purposes of Title I of ERISA.

     Section 6.3. Authorization for Trust Notwithstanding Section 6.2, the Corporation may, but shall not be required to, establish one or more trusts, with such trustee as the Plan Administrator may approve, for the purpose of providing for the payment of Plan benefits. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Employer’s creditors. To the extent any benefits under the Plan are actually paid from any such trust, the Employer shall have no further obligation with respect thereto, but to the extent not so paid, such amounts shall remain the obligation of, and shall be paid by, the Employer.

     Section 6.4. No Employment Rights Nothing contained in the Plan shall be construed as a contract of employment between the Employer and any Participant or as a right of any Participant to be continued in employment or as a limitation on the right of any Employer to terminate the employment of any Participant, at anytime, with or without Cause.

     Section 6.5. Benefits Not Assignable or Transferable No right or interest of any Participant in the Plan (or Beneficiary, if applicable) shall be assignable or transferable, or subject to any lien, in whole or in part, either directly or by operation of law, or otherwise including, without limitation, execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner. The Plan shall not be liable for, or be subject to, any obligation or liability of such Participant or Beneficiary.

     Section 6.6. Laws Applicable The Plan shall be governed by, and construed in accordance with, the laws of the state of California, to the extent not inconsistent with any applicable provision of ERISA.

ARTICLE 7
Claims Procedure

     Section 7.1. Filing of a claim for benefits. If a Participant, Beneficiary or other person (the “Claimant”) believes that he or she is entitled to benefits under the Plan which are not paid to the Claimant or which are not being accrued for the Claimant’s benefit, he or she shall file a written claim for such benefit with the Plan Administrator. Any person acting as, or as part of, the Plan Administrator must recuse himself or herself on any matter regarding the disposition of their own claim or appeal under the Plan that comes before the Plan Administrator pursuant to this Article 7.

     Section 7.2. Notification to claimant of decision. Within 90 days after receipt of a claim by the Plan Administrator (or within 180 days if special circumstances require an extension of time, as determined by the Plan Administrator in its sole discretion), the Plan Administrator shall notify the Claimant of the decision with regard to the claim. In the event of such special circumstances requiring an extension of time, there shall be furnished to the Claimant prior to expiration of the initial 90-day period written notice of the extension, which notice shall set forth the special circumstances and the date by which the decision shall be furnished. If such claim shall be wholly or partially denied, notice thereof shall be in writing and worded in a manner calculated to be understood by the Claimant, and shall set forth:

(a) the specific reason or reasons for the denial;

(b) specific reference to pertinent provisions of the Plan on which the denial is based;

(c) a description of additional material or information necessary, if any, for the Claimant to perfect the claim; and

(d) an explanation of the procedure for review of the denial, and any further appeal process, and the time limits applicable thereto, including a statement regarding a Claimant’s right to bring a civil action under ERISA section 502(a).

     Section 7.3. Appeal Process. Within 60 days following receipt by the Claimant of notice denying his or her claim, in whole or in part, or, if such notice shall not be given, within 60 days following the latest date on which such notice could have been timely given, the Claimant shall appeal denial of the claim by filing a written application for review with the Plan Administrator. Following such request for review, the Plan Administrator shall fully and fairly review the decision denying the claim. Prior to the decision of the Plan Administrator, the Claimant shall be provided, on request and free of charge, reasonable access to and copies of relevant documents and an opportunity to submit issues and comments in writing.

     Section 7.4. Decision on Appeal. The decision on appeal of a claim denied in whole or in part by the Plan Administrator shall be made in the following manner. Within 60 days following receipt by the Plan Administrator of the request for review (or within 120 days if special circumstances require an extension of time, as determined by the Plan Administrator in its sole discretion), the Plan Administrator shall notify the Claimant in writing of its decision with regard to the claim. In the event of such special circumstances requiring an extension of time, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension. With respect to a claim that is denied in whole or in part, the decision on review shall set forth specific reasons for the decision, shall be written in a manner calculated to be understood by the Claimant, and shall provide the specific reason(s) for the denial and specific references to the pertinent Plan provisions on which the decision is based and provide that the Claimant is entitled, on request and free of charge, reasonable access to and copies of relevant documents. The appeal decision of the Plan Administrator shall be final and conclusive.

     Section 7.5. Effect of Extensions. In the event that the Plan Administrator requests additional information necessary to determine the claim or appeal from a Claimant, the Claimant shall have at least 45 days in which to respond. The period for making a benefit determination or deciding an appeal, as the case may be, shall be tolled from the date of the notification to the Claimant of the request for additional information until the date the Claimant responds to such request or, if later, the expiration of the deadline provided by the Plan Administrator.

SIGNATURE

     The above stated Plan is hereby adopted and approved to be effective as of the Effective Date as defined herein.

DEL MONTE CORPORATION

By: /s/ Mark J.C. Buxton Mark J.C. Buxton Vice President, Human Resources

Schedule A
Gross Benefit Based on Service and Final Average Compensation (FAC)

Service to the
Nearest Whole Year	Multiple of FAC

Less than 5 years	0
5 years	1.0
6	1.2
7	1.4
8	1.6
9	1.8
10	2.0
11	2.2
12	2.4
13	2.6
14	2.8
15	3.0
16	3.1
17	3.2
18	3.3
19	3.4
20	3.5
21	3.6
22	3.7
23	3.8
24	3.9
25	4.0
26	4.1
27	4.2
28	4.3
29	4.4
30	4.5
31	4.6
32	4.7
33	4.8
34	4.9
35	5.0 maximum

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